EXHIBIT 99.5

To Our Valued Customers,

I am excited to inform you that on December 9, 2010, Nara Bancorp, Inc. and Center Financial Corporation signed a definitive agreement to merge. This merger will create the largest and strongest bank serving Korean-American communities in the United States. We expect the merger to be completed by the second half of 2011. This merger will provide many valuable benefits to our customers:

•	Greater convenience We will have over 40 locations to serve you in Northern California, Southern California, New York, New Jersey, Seattle and Chicago

•	More ATMs – You will have a greater number of ATMs at your disposal nationwide

•	Increased capacity to lend – We will have even greater ability to meet the borrowing needs of our customers and support economic activity in our markets

•	Continued innovation – This combination will enable increased investment in our products and services capabilities, so that we can continue to offer you the latest innovations in banking

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Unmatched financial strength – Nara and Center were already the two healthiest banks in the Korean-American community; together we will create an even stronger financial institution that will provide unparalleled security for your most valuable financial assets

As one of the largest employers in the Korean-American community, we pledge to be a model corporate citizen. We will continue to be an enthusiastic supporter of our communities with a philanthropic program that far surpasses any other Korean-American bank.

The past few years have been very challenging from an economic standpoint and we thank you for remaining loyal to Nara. Your business is extremely valuable to us and we believe this merger will further improve our ability to service all of your banking needs.

We have enclosed a Fact Sheet and Q&A document to address any questions you may have. If you have additional questions, please feel free to call us at 213 639 1700.

Sincerely,

/s/ Alvin D. Kang

Alvin D. Kang

Chief Executive Officer

Nara Bancorp, Inc. and Nara Bank